Exhibit 99.1

ADVO SAYS VALASSIS LAWSUIT IS WITHOUT MERIT

WILL TAKE ACTION TO ENFORCE THE MERGER AGREEMENT

WINDSOR, CT – August 30, 2006 – ADVO, Inc. (NYSE: AD) today commented on the lawsuit filed by Valassis (NYSE: VCI) in the Delaware Chancery Court in Wilmington, Delaware related to the previously announced acquisition of ADVO by Valassis.

“ADVO learned today that Valassis has filed a lawsuit seeking to rescind its agreement to acquire our company for $37 per share. ADVO rejects Valassis’ claim that it has any basis to back out of the deal.

While ADVO has not yet had time to fully review the lawsuit filed by Valassis, ADVO believes it is baseless and without merit. ADVO can only surmise that Valassis’ action is merely a smokescreen to hide the fact that Valassis is suffering from an extreme case of buyer’s remorse.

ADVO remains committed to the transactions contemplated by the binding merger agreement, and will take action to enforce that agreement and vigorously defend itself against Valassis’ claims.”

About ADVO

ADVO is the nation’s leading direct mail media company, with annual revenues of nearly $1.4 billion. Serving 17,000 national, regional and local retailers, the company reaches 114 million households, more than 90% of the nation’s homes, with its ShopWise® shared mail advertising.

The company’s industry-leading targeting technology, coupled with its unparalleled logistics capabilities, enable retailers seeking superior return on investment to target, version and deliver their print advertising directly to consumers most likely to respond.

Demonstrating ADVO’s effectiveness as a print medium, the company’s “Have You Seen Me? ®” missing child card, distributed with each ShopWise® package, is the most recognized mail in America. This signature public service program has been responsible for safely recovering 142 children. The program was created in partnership with the National Center for Missing & Exploited Children and the U.S. Postal Service in 1985.

ADVO employs 3,700 people at its 24 mail processing facilities, 33 sales offices and headquarters in Windsor, CT. The company can be visited online at www.ADVO.com.

CONTACTS:

Investors	Media
Chris Hutter	Pam Kueber
National Vice President, Finance	Vice President, Corporate Communications
ADVO, Inc.	ADVO, Inc.
(860) 285-6424	(860) 298-5797

Joele Frank / Jeremy Jacobs

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449